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FORM 4
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[ ] Check this box if no
    longer subject to
    Section 16. Form 4
    or Form 5 obligations
    may continue. See
    Instruction 1(b).

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticket or Trading Symbol   6. Relationship of Reporting Person(s)
  Brayfield,     Sharon              K.          Silverleaf Resorts, Inc. --SVR                 to Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (Specify
  1221 Riverbend Drive, Ste. 120                  Person, if an entity                          ----        title ---       below)
---------------------------------------------     (voluntary)             -------------------               below)
                 (Street)                                                 5. If Amendment,
  Dallas,           TX            75247                                      Date of Original        President
---------------------------------------------     --------------------       (Month/Year)         --------------------------------
  (City)           (State)           (Zip)                                     6-98          7. Individual or Joint/Group Filing
                                                                             -------------      (Check Applicable Line)
                                                                                                    Form filed by One Reporting
                                                                                                 ---   Person
                                                                                                    Form filed by More than One
                                                                                                 ---   Reporting Person

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                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).




FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Incentive Option          $16.00       6-25-98      A          25,096          *      6-25-08    Common   25,096
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Non-Qualified             $16.00       6-25-98      A          99,904          *      6-25-08    Common   99,904
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9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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25,096                     D
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99,904                     D
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Explanation of Responses:

  *See the Attached
                                                                                             /s/ Sharon K. Brayfield         8-17-98
  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    ------------------------------- ------
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  **Signature of Reporting Person   Date


Note: File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

The Form 4 filed on July 9, 1998 to report an acquisition of employee stock options in June 1998 is hereby amended to correct the number of options granted on June 25, 1998. The correct number of options granted is 25,096 Incentive Options and 99,904 Non-Qualified Options. The vesting schedule is also corrected to read:

     From 6-25-99, to and including 6-24-00, 6,274 incentive options and 24,976 non-qualified options;
     from 6-25-00, to and including 6-24-01, an additional 6,274 incentive options and 24,976 non-qualified options;
     from 6-25-01, to and including 6-24-02, an additional 6,274 incentive options and 24,976 non-qualified options;
     from 6-25-02, all remaining options.